Exhibit 99.1

Shareholder Meeting Remarks

January 14, 2013

Welcome and good afternoon.

A note that my remarks today contain forward-looking statements and I direct you to our public filings for the appropriate cautionary risk factors.

As you know, we have had two conference calls in the last 8 weeks, so I plan to speak briefly and focus my remarks on summarizing our challenges and key initiatives to move the Company forward.

I have spoken about the inherent strengths and advantages of our brand portfolio, which has potential for margin expansion and a more sustainable top line growth profile, over time. Our brands compete in large and growing categories; they possess insulating competitive advantages and have strong consumer credentials; they also have the range to give us opportunities to compete in other complementary segments. These strengths..... these advantages...... can fuel our growth and expansion efforts once sufficiently exploited.

I have also said that fiscal 2012 was a difficult and challenging year and that the challenges we face require comprehensive and aggressive measures on our part.

•	Our margin profile has substantial room for improvement;

•	We are highly leveraged;

•	We have walnut supply challenges;

•	We face issues with our Emerald brand; and

•	Our cost structure needs to be addressed.

In order to tackle these issues, we launched a wide ranging set of initiatives with primary focus on cost reduction, capacity rationalization and improved net price realization. As a part of this effort, we initiated a significant shift in the company’s brand building focus to a more balanced and sustainable growth model. And, while it won’t come easily, we believe that our plans, properly executed, hold potential to improve the earnings and margin growth profile of this company, over time, from our fiscal 2012 performance.

Specifically, we are focusing on 5 key initiatives:

1. Refocusing on sustainable brand growth driven by innovation and differentiation,

2. Repositioning the Emerald brand on more premium, competitively insulated items,

3. Optimizing our cost structure and operational effectiveness,

4. Evaluating options to address the leverage on our balance sheet, and

5. Rebuilding our walnut supply.

We are planning to reduce our reliance on discounting over time and should, therefore, see reductions in subsidized market share and improvement in Net Price Realization.

Additionally, if we are able to gain traction on our cost reduction efforts, we plan to reinvest in our brands in a targeted manner as we move forward.

Consistent with our plan to invest in brand equity building activities, we have recently launched digital and print campaigns for Diamond of California, Pop Secret and Kettle.

We have also been investing in adding key resources to our Category Business Teams. We believe that this new organization structure will create greater cross-functional focus on our brands and drive greater brand accountability and decision making deeper into the organization. We also feel this structure should lead to more empowered employees and can lead to enhanced levels of execution.

We have also begun investing in our newly formed company-wide Innovation Group, which has been charged with identifying and developing a robust product innovation pipeline across our brand portfolio.

In terms of optimizing our cost structure, I have discussed previously our comprehensive efforts to reduce our cost structure and improve our executional capability. I mentioned that the procurement initiative alone surfaced a potential $20 million of annualized cost savings. We have also identified potential savings in our manufacturing facilities of a similar order of magnitude.

While it is still early, I feel that the Company is making good progress on our initiatives and working hard to counter the drag on our financial results from the decline in walnut volume. We have redoubled our commitment and effort with our walnut growers and have taken a number of actions to rebuild supply.

As I have mentioned previously, we recognize that it will take time and significant effort to rebuild our supply base, but we are committed to doing so.

I joined Diamond Foods because I believe in the Company, its potential, and especially, our brands. We have a lot of hard work ahead. Fiscal ’13 is a turnaround year for us, and the team and I are committed to our goal of restoring profitable growth and are excited about the opportunities ahead.

That will conclude my remarks.

Thank you for joining us today.

Note regarding forward-looking statements

These remarks include forward-looking statements, including statements about our brand portfolio, potential for margin expansion and top line growth, progress in brand strategies, impact of walnut supply and debt on our results, change in strategic focus, prospects for reinvesting in our brands, cost saving initiatives and potential impact on future financial performance . We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,”

“seek,” “may” and other similar expressions to identify forward-looking statements that discuss our future expectations, contain projections of our results of operations or financial condition or state other “forward-looking” information. These forward-looking statements are based on our assumptions, expectations and projections about future events only as of the date of this press release, and we make such forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Many of our forward-looking statements are subject to trends and potential developments discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: our highly competitive market; unpredictability of brand strength; risks relating to our leverage and its effect on our ability to respond to changes in our business, markets and industry; potential difficulties raising additional capital, the possible dilutive impact of raising such capital, and increasing cost of our debt; risks relating to litigation and regulatory proceedings; uncertain relations with walnut growers; increasing competition and possible loss of key customers; and general economic and capital markets conditions.